As filed with the Securities and Exchange Commission on August 09, 2000.

                 REGISTRATION STATEMENT NO. 333-_______________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            RAINWIRE PARTNERS, INC.
             (Exact name of Registrant as specified in its Charter)

                              DELAWARE 57-0941152
                (State or other jurisdiction of (I.R.S. Employer


                                   Suite 350
                      4940 Peachtree Industrial Boulevard
                               Norcross, GA 30071
          (Address of Principal Executive Office, including Zip Code)

                            RAINWIRE PARTNERS, INC.
                              CONSULTING AGREEMENT
                           (Full Title of the Plans)

               Bryan Johns, President and Chief Executive Officer
                            Rainwire Partners, Inc.
                                   Suite 350
                      4940 Peachtree Industrial Boulevard
                               Norcross, GA 30071
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:

                           Robert E. Altenbach, Esq.
                                   Kutak Rock
                                   Suite 2100
                             225 Peachtree St., NE
                             Atlanta, Georgia 30303
                                 (404) 222-4600


                        CALCULATION OF REGISTRATION FEE

                              Proposed maximum  Proposed maximum
    Title of                      offering          aggregate
 securities to   Amount to be      price            offering       Amount of
 be registered   registered       per unit           price      registration fee
--------------------------------------------------------------------------------
Common Stock,
 $.001 par
 value            509,214           $4.50            $2,291,463       $147.00
--------------------------------------------------------------------------------



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

     The following documents filed by Rainwire Partners, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement:

     (a) The  Company's  Annual  Report on Form 10-KSB for the fiscal year ended
December 31,   1999,   filed  with  the  Commission  on  April 10,   2000  (File
No. 000-23892);

     (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, filed with the Commission on May 15, 2000;

     (c) The Company's Current Report on Form 8-K dated August 4, 2000 filed with the Commission on August 4, 2000.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been issued or which deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference.

Item 4.       Description of Securities.

         Not applicable.

Item 5.       Interests of Named Experts or Counsel.

         Not applicable.

Item 6.       Indemnification of Directors and Officers.

     The Company's Amended and Restated Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as Directors, except for liability: (i) for any breach of their duty of loyalty to the company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Amended and Restated Certificate of Incorporation provides that the Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section or otherwise under Delaware law from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section.

     The Company's Amended and Restated Bylaws provide that the Company shall indemnify its Directors, Officers, employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     The Amended and Restated Bylaws provide that expenses incurred by a Director or Officer of the Company in defending an action, suit or proceeding may be paid by the Company in advance of final disposition of such action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Director or Officer to repay all such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Expenses incurred by an employee or agent of the Company who is not a Director or Officer in defending such action, suit or proceeding may be so paid by the Company upon, such terms and conditions, if any, as the Board of Directors deems appropriate.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.       Exemption from Registration Claimed.

     With respect to the 509,214 shares of Common Stock originally issued to Ronald A. Potts and Jake E. Cantrell ("Consultants"), pursuant to the Consulting Agreements, dated as of July 18, 2000, said shares were distributed to the Consultants in reliance upon exemption from registration under the Securities Act pursuant to Section 4(2) thereof. The above-described transaction did not involve any public offering.

Item 8.       Consultants and Advisors.

     Pursuant to the Consulting Agreements with The Catapult Group, Inc., the Consultants have received as compensation 550,000 shares of stock in The Catapult Group, Inc. As a result of the Plan and Agreement to Exchange Stock by and among Environmetrics, Inc., The Catapult Group, Inc. and The Catapult Stockholders, the Consultants exchanged 550,000 shares of stock in The Catapult Group, Inc. for 509,214 shares of the Company's Common Stock. On July 27, 2000, Registrant filed an amendment to its Certificate of Incorporation to change its name to Rainwire Partners, Inc. Pursuant to this Registration Statement, 509,214 shares are being registered for sale hereunder.

     The Consultants provided the following services to or on behalf of The Catapult Group, Inc.:

     o Formation and preparation of a business plan for the Company;

     o Identification of and introductions to legal counsel, accounting firms, and other providers of professional services;

     o Identification of potential acquisition targets and potential merger partners that would further the business interests of Company, including but not limited to, the acquisition of I20 and the share exchange with Envirometrics; and

     o Consultation with and advice to the directors and officers of the Company.

Item 9.       Exhibits.

4.1      Consulting Agreement for Ronald A. Potts

4.2      Consulting Agreement for Jake E. Cantrell

5.1      Opinion of Kutak Rock LLP

23.1     Consent of Welch, Roberts & Amburn, LLP

Item 10.      Undertakings.

         The Company hereby undertakes that it will:

     (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) Include any additional or changed material information on the plan of distribution;

          provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13(a) or 15(b) of the Exchange Act that are incorporated by reference in this Registration Statement;

     (b) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

     (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on August 08, 2000.


                        RAINWIRE PARTNERS, INC.

                        /s/Bryan M. Johns, President and Chief Executive Officer
                        --------------------------------------------------------
                        Bryan m. Johns, President and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.



NAME                             TITLE                                  DATE


/s/Bryan M. Johns                Director                        August 04, 2000


/s/Lyne Marchessault             Director                        August 01, 2000


/s/W.H. Elliott III              Director                        August 03, 2000